Exhibit 99.1

www.fcg.com

For more information contact:

Luther Nussbaum Chairman and Chief Executive Officer First Consulting Group 562-624-5221 lnussbaum@fcg.com

FOR IMMEDIATE RELEASE	Chuck McBride Chief Financial Officer First Consulting Group 562-624-5300 cmcbride@fcg.com

Thomas Reep VP Investor Relations First Consulting Group 562-624-5250 treep@fcg.com

FIRST CONSULTING GROUP (FCG) REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS

•                  Reports Fourth Quarter Net Revenues $64.8 Million and

•                  Non-GAAP Fourth Quarter Pretax Profitability of $1.2 Million

•                  GAAP Loss of $7.0 Million

•                  Record 38 DSOs, Cash Balance at $63 Million

Long Beach, Calif., (February 19, 2004) –FCG (NASDAQ: FCGI), a leading provider of outsourcing, consulting and systems integration to the health-related industries, today reported financial results for the fourth quarter and fiscal year ended December 26, 2003.

Fourth Quarter Performance

Revenue before out-of-pocket reimbursements (“net revenue”) for the fourth quarter of 2003 was $64.8 million, down 6.0 percent from $68.9 million in the fourth quarter of 2002.

FCG reported a net loss on a GAAP basis of $7.0 million, or $0.27 per share, for the fourth quarter of 2003, compared to $1.9 million profit, or $0.08 per share, in the fourth quarter of 2002.  Included in the fourth quarter 2003 loss were pre-tax restructuring charges of $3.6 million

111 W. Ocean Blvd., Suite 1000, Long Beach, California, 90802 • Telephone 562.624.5200 Facsimile 562.432.5774

and a non-cash tax valuation allowance of $5.5 million taken against current year net operating losses.

Excluding the restructuring and tax valuation charges, the Company earned a non-GAAP pretax profit of $1.2 million.

Fiscal 2003 Performance

For the full year, revenues were $272.1 million, up 1.5 percent from $268.0 million in 2002.  For fiscal 2003, the Company reported a net loss of $17.0 million, or $0.68 per share, compared to a net income of $2.0 million, or $0.08 per share in fiscal 2002.   Included in the 2003 fiscal year loss was $11.7 million in pretax restructuring charges, $2.6 million in expense from the cumulative effect of change in accounting principle from the Company’s adoption of EITF 00-21, and $5.5 million of a non-cash tax valuation allowance.

Cash Position

Total cash and investments increased to $62.6 million at the end of 2003, as compared to $58.5 million in the third quarter of 2003.  Days sales outstanding decreased to a record low 38 days in the fourth quarter of 2003, compared to 43 days in the third quarter of 2003.  FCG has no long-term debt.

“Our fourth quarter exceeded the expectations we stated in our third quarter call and earnings release.  We indicated we would approach pretax profitability excluding restructuring charges in the fourth quarter.   By earning more than $1.2 million we have demonstrated that our recovery is ahead of schedule,” said Luther Nussbaum, chairman and chief executive officer of FCG.  “Most of last year was difficult as we transitioned the firm, incurring large restructuring charges as a result.  However, we are now on track to achieve profitability in the first half of 2004 and are building a solid foundation for the second half of 2004 and beyond.  We reduced G&A expenses in the fourth quarter to 21 percent and are well on our way to achieving our G&A target of 20% for Q1 and 18% for Q4.”

Business Area Update

FCG is providing the following performance summary for each business area during the fourth quarter and year 2003:

Life Sciences:  The Life Sciences practice has made considerable progress in its return toward profitability.    This progress is led by strength in the implementation of the FirstDoc™ suite of products and services.  The FirstDoc suite is a market leader in enterprise regulatory compliance software with 6 of the world’s 10 largest pharmaceutical companies having implemented FirstDoc and total implementations encompassing over 56,000 seat licenses across 42 clients.  In the fourth quarter of 2003, the Life Sciences unit closed two key FirstDoc implementation contracts and just recently was awarded a large FirstDoc contract adding approximately 30,000 seat licenses by the end of the year.

Healthcare Group:  The Health Plan practice was more profitable than planned in the fourth quarter due to increased revenue and gross margin improvement.  A significant multi-year implementation contract was awarded during the quarter that will use the firm’s onsite/offshore delivery model.  Success for the year in Health Plan is dependent on winning additional large scale implementation projects. The Health Plan market continues to be characterized by lower project rates and an increase in application outsourcing opportunities.

The Health Delivery practice, including outsourcing, accounted for nearly two-thirds of FCG’s total net revenue.  This business is experiencing an expanding pipeline as the demand for clinical systems and the related implementation activities increase.  The Health Delivery unit offers a full spectrum of services including consulting, implementation and outsourcing for both large and small hospital systems.  Rates continue to hold in the Health Delivery sector, and the Company anticipates increasing market share by leveraging its onsite/offsite/offshore delivery services model.

Outsourcing:  FCG now derives nearly 40 percent of its business from outsourced recurring revenue.  In response to market needs, the unit now offers discrete ITO services, including help desk and desktop, hosting and network services, telephony and application support.  FCG offers a Meditech Service Center and an application integration capability that is shifting from pure project work to a mix of project and operate services.  The outsourcing pipeline has increased and near term efforts are focused on three small to mid-sized opportunities that could close in the first half of 2004 with additional opportunities in the second half and next year.

Nussbaum concluded, “We continue to believe we are well positioned to take advantage of market opportunity.  We have transformed our company to a combination of outsourcing and project based work.  We can rapidly deliver high quality and low cost customized solutions to our clients by maximizing our onsite/offsite/offshore model.  Our pipeline is solid and we continue to secure business wins from our competitors in the industry.”

Outlook

The pipeline for new business is stronger than it has been in the last several years.  However, the market is very competitive and the Company continues to experience long lead times to close some opportunities.  Healthcare Delivery is experiencing strong demand for both the project based and outsourcing services.  Health Plan is dependent on a large project in the first quarter that has been contracted but has been slow to start.  Success in this area is dependent on winning additional large scale implementation projects to hold and improve the Health Plan unit’s profit position.  Life Sciences is expected to lose money in the first two quarters of 2004, with the Company anticipating improvement in the second half of 2004.  FCG continues to strive for a fourth quarter target of 18 percent for G&A.  The Company expects to be profitable in the first half of 2004.  Other than information set forth in this release, FCG is not providing detailed guidance for the first quarter or year 2004.

Fourth Quarter and Fiscal 2003 Conference Call

FCG will hold an investor conference call to discuss fourth quarter and fiscal 2003 results on Thursday, February 19, at 4:45 p.m. Eastern Time (1:45 p.m. Pacific Time).  This call is being webcast by CCBN and can be accessed at FCG’s Web site at www.fcg.com.  The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network such as America Online’s Personal Finance Channel. Institutional investors can access the call via CCBN’s password protected event management site, StreetEvents (www.streetevents.com).

About FCG

FCG is a leading provider of outsourcing, consulting, systems implementation and integration for healthcare, pharmaceutical, and other life sciences organizations throughout North America, Europe and Asia. Through combinations of onsite, off-site and offshore outsourced services, FCG provides low cost, high quality offerings to improve its clients’ performance. The firm’s consulting and integration services increase clients’ operations effectiveness with and through information technology, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds. For more information about FCG, visit www.fcg.com or call 800-345-0957.

Note Regarding Non-GAAP Financial Information

The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes certain restructuring charges, primarily the downsizing of facilities and severance costs.  Management believes that the presentation of non-GAAP information may be useful to investors because FCG has historically provided this information and understands that some investors consider it in evaluating FCG’s business.  Management also uses this non-GAAP information, along with the GAAP information, in evaluating FCG’s business for these purposes.  The non-GAAP results should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other proforma measures used by other companies.

Forward-Looking Statements

This news release includes forward-looking statements based on FCG’s current expectations, estimates and projections about its industry, management’s beliefs and certain assumptions made by the Company.  These forward-looking statements can typically be identified by use of words such as “believes,” “anticipates” or “expects” and include statements regarding (i) the future prospects of FCG’s business in healthcare, life sciences and outsourcing; (ii) expected trends in and predictability of the markets that FCG serves; (iii) FCG’s ability to gain closure on key engagements, including new outsourcing engagements and large scale implementations, during 2004; (iv) the ability of FCG to incorporate and deliver a low cost, high quality onsite/offshore/onshore approach through its recently acquired offshore businesses in India and Vietnam; (v) FCG’s anticipated financial and operating performance for 2004, including its ability to continue to achieve profitability; (vi) FCG’s ability to realize decreased general and administrative expenses on a percentage basis; and (vii) FCG’s ability to return to profitability in its Life Sciences practice.  These forward-looking statements involve known and unknown risks which may cause the Company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward looking statements.

Some of the risks investors should consider include the following: (a) the unpredictable nature of the Company’s pipeline of potential business and of negotiations with clients on new outsourcing and other engagements, resulting in uncertainty as to whether and when FCG will enter into new agreements and whether those agreements will be on terms favorable to FCG; (b) the unpredictable nature of the business of FCG’s clients and the markets that they serve , which could result in clients canceling, modifying or delaying current or prospective engagements with FCG; (c) the importance of FCG’s personnel to its operations, including whether FCG can attract and retain qualified management and personnel and keep personnel utilized on client engagements in order to achieve growth, revenue and profitability; (d) the ability of FCG to increase its sales effectiveness; (e) the ability of FCG to reduce general and administrative expenses, close new large scale implementation projects in the Health Plan practice and return to profitability in the Life Sciences practice; (f) the ability of FCG to integrate acquisitions and realize positive earnings contributions from those acquisitions; (g) the ability of FCG to deliver services from a global operations base, including India, Vietnam and Europe; (h) foreign currency exchange rates and cost of labor and availability of resources in FCG’s offshore development centers; (i) the ability of FCG to effectively manage client expectations and cost reductions on the outsourcing accounts; and (j) other risk factors referenced in the Company’s most recent Forms 10-K, 10-Q and other periodic reports filed with the Securities and Exchange Commission.

In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by FCG or any other person that FCG’s objectives or plans will be achieved.  FCG undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

[Financial Tables to Follow]

First Consulting Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(in thousands except per share data)

	3 Months Ended		12 Months Ended
	Dec. 26, 2003	Dec. 27, 2002	Dec. 26, 2003	Dec. 27, 2002

Revenues before reimbursements (net revenues)	64,826	68,932	272,115	268,013
Reimbursements	3,899	3,419	15,624	14,720
Total revenues	68,725	72,351	287,739	282,733

Cost of services before reimbursable expenses	43,888	44,021	186,887	171,665
Reimbursable expenses	3,899	3,419	15,624	14,720
Total cost of services	47,787	47,440	202,511	186,385

Gross profit	20,938	24,911	85,228	96,348

Selling expenses	5,990	7,075	27,660	27,987
General and administrative expenses	13,688	14,517	60,189	57,470
Restructuring, severance, and impairment charges	3,588	—	11,681	7,818
Operating income (loss)	(2,328)	3,319	(14,302)	3,073
Interest income, net	201	198	961	889
Other expense, net	(246)	(247)	(410)	(586)
Income (loss) before income taxes and cumulative effect of change in accounting principle, net of tax	(2,373)	3,270	(13,751)	3,376
Income tax provision	4,587	1,374	605	1,418
Income (loss) before cumulative effect of change in accounting principle, net of tax	(6,960)	1,896	(14,356)	1,958
Cumulative effect of change in accounting principle, net of tax	—	—	(2,597)	—
Net income (loss)	$(6,960)	$1,896	$(16,953)	$1,958

Basic EPS:
Income (loss) before cumulative effect of change in accounting principle, net of tax	$(0.27)	$0.08	$(0.57)	$0.08
Cumulative effect of change in accounting principle, net of tax	—	—	(0.11)	—
Net Income (loss)	$(0.27)	$0.08	$(0.68)	$0.08

Diluted EPS:
Income (loss) before cumulative effect of change in accounting principle, net of tax	$(0.27)	$0.08	$(0.57)	$0.08
Cumulative effect of change in accounting principle, net of tax	—	—	(0.11)	—
Net Income (loss)	$(0.27)	$0.08	$(0.68)	$0.08
Basic weighted avg. shares	25,919	24,079	25,044	24,002
Diluted weighted avg. shares	25,919	24,210	25,044	24,671

First Consulting Group, Inc. and Subsidiaries

Consolidated Balance Sheet Data

(in thousands except per share data)

	Dec.26 2003	Dec. 27, 2002

Cash, cash equivalents, and investments	$62,645	$67,346
Accounts receivable, net	27,564	36,889
Unbilled receivables	9,934	13,264
Current assets	99,831	124,807
Total assets	157,094	157,309
Current liabilities	42,297	37,614
Long-term debt	—	—
Total stockholders’ equity	101,713	107,972

First Consulting Group, Inc. and Subsidiaries

Selected Business Metrics

	Q4 2003	Q3 2003	Q2 2003	Q1 2003	Q4 2002

Revenue before reimbursements (net revenue) ($ millions)	64.8	65.8	71.3	70.1	68.9
Out-of-pocket reimbursements ($ millions)	3.9	4.1	4.1	3.6	3.4
Total revenue ($ millions)	68.7	69.9	75.4	73.7	72.3
Gross margin %	32.3	29.1	31.7	32.1	36.1
Selling expense %	9.2	10.2	10.8	10.4	10.3
General and admin expense %	21.1	23.3	23.3	20.8	21.0
Operating income (loss) % (see note 1 below)	(3.6)	(10.7)	(7.9)	0.9	4.8
Utilization %, excluding Paragon (see note 2 below)	74.1	70.8	76.3	76.2	78.8
Utilization %, including Paragon (see note 2 below)	76.1	74.7	79.3	78.3	—
Total associates	2066	2084	2096	2046	1775
Paragon billable associates (see note 2 below)	431	383	324	277	—
Billable associates, excluding Paragon	627	695	722	729	743
Outsourcing associates	697	662	669	659	709
Days sales outstanding (see note 3 below)	38	43	42	46	55

Note 1:          Operating income percentage is inclusive of a restructuring charge of $3.6 million (5.6% of revenue) in Q4 2003, $4.2 million (6.3% of revenue) in Q3 2003, $3.9 million (5.5% of net revenue) in Q2 2003, and $7.8 million (11.8% of net revenue) in Q2 2002

Note 2:          Acquired Paragon Solutions in February 2003, which is reporting through Life Sciences

Note 3:          Days sales outstanding are on a different basis in 2003 compared to 2002 due to the effect of adopting EITF 00-21

First Consulting Group, Inc. and Subsidiaries

Sales Mix as a % of Net Revenues

	Q4 2003	Q3 2003	Q2 2003	Q1 2003	Q4 2002

Health Plan	9	10	11	10	11
Health Delivery	27	27	26	23	20
Government	2	3	3	3	3
Outsourcing	41	39	37	36	38
Life Sciences	15	14	17	24	26
Other	6	7	6	4	2

First Consulting Group, Inc. and Subsidiaries

Delivery Units Selected Financial Metrics

Healthcare	Q4 2003	Q3 2003	Q2 2003	Q1 2003	Q4 2002
Revenue before reimbursements (net revenue) ($ in millions)	26.6	28.7	30.2	27.7	26.8
Out-of-pocket reimbursable expenses ($ in millions)	3.5	3.6	3.7	3.0	3.0
Total revenue ($ millions)	30.1	32.3	33.9	30.7	29.8
Gross margin %	43.0	40.7	42.9	40.9	44.8
Utilization %	78.2	74.5	78.8	75.8	78.3
Billable associates	424	464	460	438	440
Total associates	483	527	534	509	512

Life Sciences	Q4 2003	Q3 2003	Q2 2003	Q1 2003	Q4 2002
Revenue before reimbursements (net revenue) ($ in millions)	11.9	12.1	15.0	17.9	16.5
Out-of-pocket reimbursable expenses ($ in millions)	0.4	0.3	0.3	0.5	0.4
Total revenue ($ millions)	12.3	12.5	15.3	18.4	16.9
Gross margin %	36.6	29.3	36.3	46.3	49.0
Utilization %, excluding Paragon	65.1	63.9	72.5	77.3	79.6
Utilization %, including Paragon	74.7	75.0	79.9	80.9	—
Billable associates	634	614	586	568	300
Total associates	744	743	720	700	372

Outsourcing	Q4 2003	Q3 2003	Q2 2003	Q1 2003	Q4 2002
Revenue before reimbursements (net revenue) ($ in millions)	26.3	25.0	26.1	24.5	25.6
Out-of-pocket reimbursable expenses ($ in millions)	0	0.1	0.1	0.1	0
Total revenue ($ millions)	26.3	25.1	26.2	24.6	25.6
Gross margin %	19.5	15.6	16.1	11.9	18.7
Total associates	697	662	669	659	709